Exhibit 99.2

Table of Contents

Page
Unaudited Financial Statements:

Balance Sheets as of June 30, 2010 and December 31, 2009	2

Statements of Operations for the Six Months Ended June 30, 2010 and 2009	3

Cash Flows for the Six Months Ended June 30, 2010 and 2009	4

Notes to Unaudited Financial Statements	5 – 7

Red Condor, Inc.

Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$145,000	$451,000
Accounts receivable - net of allowance for doubtful accounts of $19,000 and $13,000 as of June 30, 2010 and December 31, 2009, respectively	945,000	678,000
Inventories - net	80,000	72,000
Prepaid expenses and other current assets	113,000	103,000

Total current assets	1,283,000	1,304,000

Fixed Assets - Net	320,000	420,000

Other Assets	36,000	36,000
Total Assets	$1,639,000	$1,760,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Term loan - current	$69,000	$486,000
Short term notes	2,015,000	-
Accounts payable	381,000	243,000
Accrued compensation expenses	273,000	206,000
Accrued expenses and other current liabilities	47,000	51,000
Deferred revenue - current	1,416,000	1,049,000

Total current liabilities	4,201,000	2,035,000

Deferred Rent	36,000	38,000

Deferred Revenue	949,000	513,000
Total liabilities	5,186,000	2,586,000

Stockholders’ Deficit
Preferred stock, $0.001 par value; 41,404,496 shares authorized; 26,516,528 shares issued and outstanding as of June 30, 2010 and December 31, 2009 - liquidation preference of $24.2 million as of June 30, 2010 and December 31, 2009	26,000	26,000
Common stock, $0.01 par value; 60,000,000 shares authorized; 1,032,665 shares issued and outstanding as of June 30, 2010 and December 31, 2009	1,000	1,000
Additional paid-in capital	21,582,000	21,536,000
Accumulated deficit	(25,156,000)	(22,389,000)
Total stockholders’ deficit	(3,547,000)	(826,000)
Total Liabilities and Stockholders’ Deficit	$1,639,000	$1,760,000

See accompanying notes

	Red Condor, Inc.

	Unaudited Statements of Operations

	Six months ended June 30,
	2010	2009

Revenues
Subscription	$929,000	$606,000
Appliance	91,000	63,000
Total Revenues	1,020,000	669,000

Cost of Revenues

Subscription	732,000	678,000
Appliance	146,000	40,000
Total Cost of Revenues	878,000	718,000

Gross Profit	142,000	(49,000)

Sales and marketing expenses	1,275,000	1,156,000
Research and development expenses	771,000	754,000
General and administrative expenses	830,000	791,000
Total Operating Expenses	2,876,000	2,701,000

Loss from Operations	(2,734,000)	(2,750,000)

Other Expense
Interest expense - net	32,000	23,000
Other expense - net	-	1,000
Total Other Expense	32,000	24,000
Loss Before Income Taxes	(2,766,000)	(2,774,000)

Income tax expense	(1,000)	(1,000)
Net Loss	$(2,767,000)	$(2,775,000)

See accompanying notes

Red Condor, Inc.

Unaudited Statements of Cash Flows

	Six months ended June 30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(2,767,000)	$(2,775,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	132,000	130,000
Allowance for doubtful accounts	19,000	(6,000)
Stock-based compensation expense	53,000	53,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(286,000)	42,000
Inventories	(8,000)	(7,000)
Prepaid expenses and other assets	(10,000)	(67,000)
Accounts payable	138,000	(151,000)
Accrued expenses and other current liabilities	(6,000)	(113,000)
Accrued compensation	67,000	7,000
Deferred revenue	803,000	178,000
Net cash used by operating activities	(1,865,000)	(2,709,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(32,000)	(19,000)
Net cash used by investing activities	(32,000)	(19,000)

Cash Flows From Financing Activities
Proceeds from issuance of preferred stock	(7,000)	1,525,000
Payments on term loan	(417,000)	(347,000)
Net increase in term borrowings	2,015,000	-
Net cash provided by financing activities	1,591,000	1,178,000
Net Decrease in Cash and Cash Equivalents	(306,000)	(1,550,000)
Cash and Cash Equivalents at Beginning of Period	451,000	3,261,000
Cash and Cash Equivalents at End of Period	$145,000	$1,711,000

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$9,000	$26,000
Income taxes	$800	$800

See accompanying notes

Red Condor, Inc.

Notes to Unaudited Financial Statements
1.  Description of Business and Basis of Presentation

Red Condor, Inc., a Delaware corporation (“we,” “us,”  “our,” the “Company,” or “Red Condor”) is the award winning provider of email security for Service Providers, Small and Medium Businesses, Education, Government Agencies and more. Our third generation, Zero Minute Defense product is automated, multi-layered, and closed-loop - making it the price/performance leader in eliminating spam, viruses, spyware, bots, phishing schemes and other dangerous and offensive content. Red Condor’s unique architecture also protects email servers and systems from external threats such as denial of service and directory harvest attacks.

On July 28, 2010 the Company and certain note holders entered into an Asset Purchase Agreement ("APA") with St. Bernard Software, Inc. ("St. Bernard"). Pursuant to the APA, St. Bernard purchased substantially all of the assets and assumed certain of the Company's liabilities for restricted shares of common stock of St. Bernard, subject to certain post-closing adjustments described in the APA.  The liabilities assumed by St. Bernard included approximately: (i) $500,000 in accounts payable, (ii) $220,000 in short-term debt, and (iii) $50,000 of accrued vacation time. In addition, in conjunction with the sale of assets pursuant to the APA, the Company's board of directors approved a plan to liquidate the Company.

The interim financial statements included in this report are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  The interim financial statements reflect all adjustments which are, in the opinion of management, necessary to make the financial statements not misleading. The balance sheet as of December 31, 2009 was derived from the Company’s audited financial statements. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the fiscal year ending December 31, 2010. These financial statements should be read in conjunction with the Company’s audited December 31, 2009 financial statements and notes thereto.

The accompanying financial statements have been presented on a going concern basis, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.  The financial statements do not include any adjustments that would be necessary to reflect the subsequent planned liquidation of the Company.

2.  Summary of Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with U.S generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates used in preparing the consolidated financial statements include those assumed in computing revenue recognition, the allowance for doubtful accounts, warranty liability, the valuation allowance on deferred tax assets, and stock-based compensation.

Red Condor, Inc.

Notes to Unaudited Financial Statements (Continued)

Recent accounting standards

There were no recent accounting pronouncements adopted by the Company during the six months ended June 30, 2010 that had a material impact on the Company’s financial statements, and there are no not yet effective recent accounting pronouncements that are expected to have a material impact on the Company’s financial statements.

3. Stock-Based Compensation Expense

The Company has non-qualified and incentive stock option plans (together, the “Plans”) providing for the issuance of options to employees and others as deemed appropriate by the Board of Directors. Terms of options issued under the Plans include an exercise price equal to the estimated fair value (as determined by the Board of Directors) at the date of grant, vesting periods generally between three and five years, and expiration dates not to exceed ten years from the date of grant. The determination of fair value of the Company’s stock is derived using the stock price at the grant date.

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected life of the stock options granted, the expected stock price volatility factor, and the pre-vesting option forfeiture rate. The fair value of options granted for the six months ended June 30, 2010 and 2009 was calculated using the Black-Scholes option pricing model using the valuation assumptions in the table below. The Company estimates the expected life of stock options granted based upon management’s consideration of the historical life of the options and the vesting and contractual period of the options granted. The Company estimates the expected volatility factor based on the weighted average of the historical volatility of three publicly traded surrogates of the Company and the Company’s implied volatility from its common stock price. The Company applies its risk-free interest rate based on the U.S. Treasury yield in effect at the time of the grant. The Company has no history or expectation of paying any cash dividends on its common stock.  Forfeitures are estimated based on historical experience.

	Six months ended	Six months ended
	2010	2009
Average expected life (years)	6.9	6.9
Average expected volatility factor	58.3%	58.3%
Average risk-free interest rate	3.21%	2.59%
Average expected dividend yield	0	0

Total stock-based compensation expense was approximately $53,000 for the six months ended June 30, 2010 and 2009. The stock-based compensation expenses were charged to operating expenses.

Red Condor, Inc.

Notes to Unaudited Financial Statements (Continued)

The following is a summary of stock option activity for the six months ended June 30, 2010:

	Number of Shares Outstanding	Weighted Average Exercise Price

Options outstanding at December 31, 2009	4,904,041	$0.06
Granted	1,733,445	$0.06
Exercised	—	$—
Forfeited	(433,141)	$0.06
Options outstanding at June 30, 2010	6,204,345	$0.06
Options exercisable at June 30, 2010	2,445,822	$0.06

As of June 30, 2010, there was approximately $165,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the option plans. The weighted average remaining contractual life is 9.0 years.

4. Credit Facilities

Term Loan

On August 1, 2007, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Square 1 Bank (“Square 1”).  The Company borrowed $1,250,000 in the form of a term loan to be repaid in 18 monthly installments commencing in February 2008.  The Loan is secured by all personal property of Red Condor whether presently existing or hereafter created or acquired, including, but not limited to all cash, accounts receivable, and fixed assets.  Pursuant to the terms of the Loan Agreement, the interest rate is 0.50% above the Prime Rate then in effect.  Interest expense for the six months ending June 30, 2010 and 2009 was $7,000 and $26,000, respectively. As of June 30, 2010, the balance of the term loan was $69,000.

In connection with the execution of the Loan Amendment, Red Condor issued warrants to Square 1 which allows Square 1 to purchase up to 25,000 shares of Red Condor common stock at an exercise price of $1.50 per share. The warrants expire on the seventh anniversary of the issue date of the warrants.

Bridge Loan

On January 11, 2010 the Company entered into a series of Convertible Promissory Notes (“Promissory Notes”) with certain investors.  Pursuant to the terms of the Promissory Notes, an investor group provided Red Condor with approximately $1.7 million at an interest rate of 3%.  Unless earlier converted into Series C Preferred Stock, the principal amount of the Promissory Notes together with all accrued interest is due on June 30, 2010.  The conversion price is the price per share of the Series C Preferred Stock sold to the investors in the Series C Financing less a discount of 5% if conversion occurs prior to April 1, 2010, 10% if prior to May 1, 2010, 15% if prior to June 1, 2010 and 20% if after June 1, 2010 and prior to maturity.

On June 7, 2010 the Company entered into a Loan Agreement (the "Loan Agreement") with one of its investors. Pursuant to the terms of the Loan Agreement, the investor provided Red Condor with a non-revolving term loan in the amount of $250,000, at a 4% fixed interest rate of 4% per annum. The principal amount together with all accrued interest is due August 7, 2010.

The Promissory Notes and Loan Agreement were settled with shares received in connection with the sale of assets of Red Condor to St. Bernard Software, Inc. (see Note 6).

5. Litigation

The Company is currently not involved in or subject to any litigation.

6. Subsequent Events

Asset Purchase Agreement

At a meeting of the Board of Directors of Red Condor on July 19, 2010, the Board approved a plan to enter into an agreement for the sale of the assets of Red Condor to St. Bernard Software, Inc., a Delaware Corporation.   The agreement for the sale of the assets was ratified by the shareholders of Red Condor and the transaction was completed on August 2, 2010. Additionally, during the Board meeting on July 19, 2010 following its approval of the Asset Purchase Agreement with St. Bernard Software, the Board approved and adopted the Plan of Liquidation of Red Condor, Inc.